EXHIBIT 99.1

BTU International Reports Fourth Quarter and Fiscal Year 2013 Results

NORTH BILLERICA, Mass., Feb. 25, 2014 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the fourth quarter and fiscal year ended on December 31, 2013.

Fourth quarter net sales were $11.0 million, down 8.5 percent compared to $12.0 million in the preceding quarter, and down 16.0 percent compared to $13.1 million for the same quarter a year ago. Net loss for the fourth quarter of 2013 was $3.0 million, or ($0.32) per diluted share, compared to a net loss of $5.1 million, or ($0.53) per diluted share, in the preceding quarter, and compared to a net loss of $4.4 million, or ($0.47) per diluted share, in the fourth quarter of 2012.

Net sales for the year, were $47.8 million compared to $58.1 million for the year 2012. Net loss for 2013, was $11.5 million, or ($1.20) per diluted share, compared to a net loss of $11.0 million, or ($1.16) per diluted share, for the year 2012.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "In the absence of solar revenues, our electronics business continued to be the key contributor in revenues during both the past quarter and the full year period. During the last quarter, our nuclear business experienced a delay in a major rebuild order, which impacted our revenues. We ended the year with $14.0 million in cash and this past year refinanced our $7.7 million mortgage with a new ten year term and lower interest rate."

Outlook

"First quarter 2014 revenues are expected to be in the $10 to $11 million range. Gross margins will continue to be affected by under absorption in our factories, due to low solar revenues. Looking out into 2014, we expect to see nuclear business recovering from the low level of last year and a strengthening of the electronics business starting in the second quarter. We stay cautious on potential solar orders in the short term," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2014, in a conference call to be held today, February 25, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and financial performance for the first quarter of fiscal year 2014. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 25, 2014, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$ 10,993	$ 13,082	$ 47,754	$ 58,089
Costs of goods sold	7,945	10,714	33,048	41,617

Gross profit	3,048	2,368	14,706	16,472

Operating expenses:

Selling, general and administrative	4,550	5,387	19,786	20,965
Research, development and engineering	1,177	1,329	4,604	5,450
Restructuring	--	248	--	424

Operating loss	(2,679)	(4,596)	(9,684)	(10,367)

Interest income	17	17	53	63
Interest expense	(95)	(116)	(418)	(462)
Foreign exchange loss	(46)	(169)	(193)	(224)
Other income	2	56	65	58

Loss before provision (benefit) for income taxes	(2,801)	(4,808)	(10,177)	(10,932)

Provision (benefit) for income taxes	208	(365)	1,291	65

Net loss	$ (3,009)	$ (4,443)	$ (11,468)	$ (10,997)

Loss per share:
Basic	$ (0.32)	$ (0.47)	$ (1.20)	$ (1.16)
Diluted	$ (0.32)	$ (0.47)	$ (1.20)	$ (1.16)

Weighted average number of shares outstanding:
Basic shares	9,548,038	9,516,130	9,539,075	9,509,240
Effect of dilutive options	--	--	--	--

Diluted shares	9,548,038	9,516,130	9,539,075	9,509,240

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
Assets	2013	2012

Current assets
Cash and cash equivalents	$ 13,991	$ 20,218
Accounts receivable, net	11,370	9,623
Inventories	9,831	9,547
Other current assets	1,126	4,131

Total current assets	36,318	43,519

Property, plant and equipment, net	3,386	4,669

Other assets, net	626	481

Total assets	$ 40,330	$ 48,669

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 367	$ 400
Trade accounts payable	5,408	5,185
Other current liabilities	8,413	6,040

Total current liabilities	14,188	11,625

Long-term debt, less current portion	7,219	7,564
Other long-term liabilities	14	--

Total liabilities	21,421	19,189

Total stockholders' equity	18,909	29,480

Total liabilities and stockholders' equity	$ 40,330	$ 48,669
CONTACT: Company Contact:
         Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111